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CONTACT GERALD J. LUKIEWSKI
American Commercial Bank
Phone 805-658-6833 X14
FAx 805-658-6638


PRESS RELEASE

AMERICORP ANNOUNCES STOCK SPLIT & DIVIDEND DECLARATION

     OXNARD, MARCH 18, 1999: At their regularly scheduled meeting held today, the Board of Directors of Americorp, the holding company for American Commercial Bank, declared a $0.21 per share cash dividend to shareholders of record on March 18th, 1999, payable on April 9th, 1999.

     In addition, the Board also approved a 2 for 1 stock split to shareholders of record on April 15th, 1999, with a payable date of May 6, 1999. Pursuant to the split, shareholders will receive one additional share of Americorp stock for every share they own on April 15, 1999.

     President & CEO Gerald J. Lukiewski commented that the bank "is continuing to enjoy the benefits of a strong local economy which contributed to the decision to compensate our shareholders with this record 62nd consecutive cash dividend." Lukiewski added that "ACB has been locally owned and operated for the past 26 years and the announced stock split will continue to enable the small investor to remain a vital part of our institution."

     American Commercial Bank, the largest Community Bank with headquarters in Ventura County, recently grew to over $245 Million in Assets. The bank operates full


FOR RELEASE 11 A.M. PST, MARCH 18, 1999                             MORE

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service commercial branches in Ventura, Oxnard and Camarillo along with a
Mortgage Loan Division serving all of Ventura County.